Exhibit 99.1

Statement from Limelight Networks® Regarding Federal Circuit Order Issued Today

Tempe, AZ — April 21, 2011 – Limelight Networks, Inc. (NASDAQ: LLNW) today issued the following statement:

Today, the Court of Appeals for the Federal Circuit issued an order regarding Akamai’s petition for rehearing and/or rehearing en banc. The Federal Court order denied the petition for rehearing, granted the petition for rehearing en banc, vacated the opinion of the Panel, and reinstated the appeal. The order set a briefing schedule and stated that a time and date for oral argument would be announced later.

As it has throughout this litigation, Limelight will defend its position during the en banc process that it does not infringe the ‘703 patent and that the judgment of the district court should be affirmed.

Limelight believes the decision of the panel was correct and should be affirmed en banc. This was not an issue of first impression for the panel - its ruling affirmed the Court’s precedent from earlier decisions. Limelight Networks welcomes the opportunity to assist the Court in addressing this area of the law.

About Limelight Networks, Inc.

Limelight Networks, Inc. (NASDAQ: LLNW) provides solutions that enable business and technology decision makers to profit from the shift of content and advertising to the online world, the explosive growth of mobile and connected devices, and the migration of IT applications and services into the cloud. Over 1800 customers worldwide use Limelight’s massively scalable software services to engage audiences, enhance brand presence, analyze viewer preferences, optimize advertising, manage and monetize digital assets, and ultimately build stronger customer relationships. For more information, please visit http://www.limelightnetworks.com or follow us on Twitter at www.twitter.com/llnw.

Copyright (C) 2011 Limelight Networks, Inc. All rights reserved. EyeWonder is a trademark of Limelight Networks, Inc. All product or service names are the property of their respective owners.

CONTACT: Paul Alfieri of Limelight Networks, Inc., +1-646-875-8835, palfieri@llnw.com